UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2014

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On February 25, 2014, KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBS Legacy Partners Lofts, LLC (the “Owner”), purchased a 200-unit apartment complex (the “Lofts at the Highlands”) from Highlands Lofts, LLC. The seller is not affiliated with the Company or its advisors. The Lofts at the Highlands is located in St. Louis, Missouri on approximately 2.8 acres of land.
The purchase price of the Lofts at the Highlands was $41.8 million plus closing costs. The Company funded the acquisition of the Lofts at the Highlands through the assumption of the Lofts at the Highlands Mortgage Loan (defined below in Item 2.03) and proceeds from its public offerings.
The Lofts at the Highlands was constructed in 2006 and is currently 80% occupied. The Lofts at the Highlands is comprised of 200 apartment units encompassing 246,612 rentable square feet.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On February 25, 2014, in connection with the acquisition of the Lofts at the Highlands, the Owner assumed a U.S. Housing and Urban Development Section 221d(4) loan with a current balance of $32.0 million secured by the Lofts at the Highlands (the “Lofts at the Highlands Mortgage Loan”). The Lofts of the Highlands Mortgage Loan matures on August 1, 2052 and bears interest at a fixed rate of 3.40%. Monthly payments include principal and interest in the sum of $124,111.  The Owner has the right to repay the loan in whole or in part subject to certain conditions and a fixed percentage prepayment premium which declines over time. The loan is fully assumable by a subsequent purchaser of the Lofts at the Highlands.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before May 13, 2014, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: February 26, 2014	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary